Exhibit 10.1

FRANCESCA’S COLLECTIONS, INC.

August 14, 2015

Re: Transition Agreement

Dear Sei Jin:

This letter agreement (this “Agreement”) hereby amends and restates in its entirety that certain letter agreement entered into by and between you and Francesca’s Collections, Inc., a Texas corporation (the “Company”), dated as of December 28, 2012 (the “Prior Letter Agreement”). In accordance with your request to depart the Company for personal reasons, and subject to the terms and conditions of this Agreement, the Company desires to provide for your transition from employment with the Company. In consideration of the mutual covenants undertaken and releases contained in this Agreement, you and the Company acknowledge and agree as follows:

1.          Transition.

(a)          Cooperation. You represent and agree that you shall continue to serve as the Company’s Chief Merchandising Officer, reporting to the Company’s Chief Executive Officer through November 20, 2015 (the “Separation Date”). Until the Separation Date, you agree to (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner, (iii) hold no other employment and (iv) cooperate fully with the Company with respect to transitioning your duties, including finalizing the business plan for the remainder of 2015 and implementing a plan for spring of 2016.

(b)          Compensation. Until the Separation Date, you will continue to be paid your current salary and benefits in accordance with the Company’s regular payroll practices.

(c)          Stock Options, Equity or Equity-Based Awards. All unvested equity awards granted to you by the Company outstanding on the Separation Date will be forfeited on that date and, in the case of unvested shares, will be transferred back to the Company without payment on that date. In consideration for the releases and covenants by you in this Agreement and provided that you fulfill your obligations to the Company set forth in Section 1(a) through the Separation Date, you will be granted an award of 12,000 restricted shares of the Company’s common stock in accordance with the Francesca’s Holdings Corporation 2015 Equity Incentive Plan Restricted Stock Award Agreement of even date herewith, attached hereto as Exhibit A, such grant to be effective on or about the Separation Date and subject to approval of the Compensation Committee of the Company’s Board of Directors. You agree that if you breach this Agreement, including, but not limited to, Sections 1(a), 1(e), and 4, such restricted shares, to the extent then outstanding and unvested, will be forfeited and transferred back to the Company without payment.

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(d)          Benefits upon Separation. On or within 30 days following your Separation Date, the Company will pay you your accrued and unused vacation (if any), and you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. As of the Separation Date, your participation in all other Company benefit plans, including the Company’s group health and dental insurance plans, shall cease. You will receive a notice regarding the terms of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). You will be eligible to participate in COBRA for a period of up to eighteen (18) months. If you choose to participate in COBRA, you will be responsible for all COBRA payment premiums.

(e)          Consulting Agreement. You agree that from November 21, 2015 through November 20, 2016 (the “Consulting Term”), at the Company’s request, you will perform up to twenty (20) hours of consulting services per month for the Company via telephone and electronic mail, with respect to merchandising matters and other matters within your expertise, services in connection with transition and continuity and such other matters as you and the Company may agree upon (the “Consulting Services”). You agree that you will perform the Consulting Services in a diligent, effective and good faith manner, to the best of your abilities. The Company will pay you for the Consulting Services Three Hundred Ninety-Six Thousand Three Hundred Dollars and No Cents ($396,300.00) in equal monthly installments of Thirty-Three Thousand Twenty-Five Dollars and No Cents ($33,025.00) during the Consulting Term (the “Consulting Payments”). Notwithstanding the foregoing, if you breach any obligation under Section 4 below, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Consulting Agreement provided for in this Section 1(e) will terminate immediately and the Company will no longer be obligated to pay any remaining Consulting Payments. During the Consulting Term, you shall operate and have the status of an independent contractor and be classified by the Company as such for all purposes, and you shall not act as or be an agent or employee of the Company. You acknowledge and agree that you will have no authority during the Consulting Term to enter into contracts that bind the Company or create obligations on the part of the Company. All of your activities in connection with the Consulting Services will be at your own risk and liability, and you shall not be entitled to workers’ compensation or other insurance protection or benefits provided by the Company or any of its affiliates. You shall be responsible for the payment of all insurance, fees, licenses, costs, equipment, and expenses associated with the Consulting Services, in addition to all taxes associated with the Consulting Services and the Consulting Payments and you agree to indemnify, defend and hold the Company harmless therefrom. During the Consulting Term, you shall not be entitled to and hereby waive any right to receive benefits or payments that are made available to employees of the Company or any of its affiliates. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between you and the Company at any time after the Separation Date.

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2.          Limitation on Benefits. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to you or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless you shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid latest in time. The preceding provisions of this Section 2 shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

3.          Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

4.          Protective Covenants.

(a)          Confidential Information and Company Property.

(i)          You shall not disclose or use at any time, either before or after the Separation Date, any Trade Secrets and Confidential Information (as defined below) of which you become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance in good faith of duties for the Company. You will take all appropriate steps to safeguard Trade Secrets and Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. You shall deliver to the Company on or before the Separation Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Trade Secrets and Confidential Information or the Work Product (as defined below) of the business of the Company or any of its affiliates, and computers, printers, telephones, and any other electronic devices that are owned or leased by the Company in connection with the conduct of the business of the Company, which you may then possess or have under your control.

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(ii)         For purposes of this Agreement, “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by you while employed by the Company or any predecessors thereof concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) vendors, customers and clients and vendor, customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by you in breach of this Agreement) in a form generally available to the public prior to the date you propose to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii)        For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by you (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date of this Agreement (as defined below)) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that you may have discovered, invented or originated during your employment by the Company or any of its affiliates prior to the date hereof, that you may discover, invent or originate during your employment or at any time following your separation from employment with the Company, shall be the exclusive property of the Company and its affiliates, as applicable, and you hereby assign all of your right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. You shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliates’, as applicable) rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its affiliates’, as applicable) rights to any Work Product.

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(b)          Restriction on Competition. During your employment with the Company and twelve (12) months following the Separation Date (the “Restricted Period”), you shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for or take an interest in (as an owner, stockholder, partner or lender) any Competitor. For purposes of this Agreement, “Competitor” means a Person anywhere in North America (the “Restricted Area”) that at any time during the period of time during which you are employed by the Company, or any time during the Restricted Period engages in the business of operating retail stores and/or websites for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items or any other business that the Company is engaged in, or reasonably anticipates becoming engaged in. The parties hereto agree that the Company intends to engage in business throughout the Restricted Area, even if it does not currently do so, and therefore its scope is reasonable. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation. The term “Person” as used in this Agreement shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c)          Non-Solicitation of Employees and Consultants. During your employment with the Company and during the Restricted Period, you will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

(d)          Non-Solicitation of Customers and Vendors. During your employment with the Company and during the Restricted Period, you will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company to divert their business away from the Company or such affiliate; and (ii) interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

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(e)          Non-Disparagement. You agree that you will not disparage, ridicule or criticize the Company or its affiliates and its and their present and former employees, directors and officers, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing or criticizing any of them; provided, however, the foregoing shall not prohibit you from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

(f)          Non-Publication. You agree that you will not disclose or allow disclosure of any information about the Company or its affiliates or its or their present or former officers, directors, managers, supervisors, employees, attorneys, agents or representatives, or legal matters involving the Company and resolution thereof, or any aspects of your employment with or separation from employment with the Company, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/internet format or any other medium. You further agree that you will not use or take any action likely to result in the use of any of the Company’s names or any abbreviation thereof in connection with any publication to the general public in any medium. Notwithstanding anything to the contrary contained herein, the foregoing restriction shall not apply to any biography or résumé disclosure regarding your employment at the Company.

(g)          Understanding of Covenants. You acknowledge and agree that the Company would not have entered into this Agreement but for your agreements herein. You agree that the foregoing covenants set forth in this Section 4 (the “Restrictive Covenants”) are reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company’s and its affiliates’ Trade Secrets and Confidential Information, goodwill, stable workforce and customer relations. The parties hereto intend that Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but you nevertheless believe that you have received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions, which, in any event (given your education, skills and ability), you do not believe would prevent you from otherwise earning a living. You agree that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to your detriment.

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(h)          Enforcement. You agree that a breach by you of any of the covenants in this Section 4 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any provision of this Section 4, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 4, or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 4, if and when final judgment of a court of competent jurisdiction is so entered against you.

5.          General Release. In consideration for the promises and covenants of the Company contained herein, you, on behalf of yourself and your present or former descendants, dependents, successors, heirs, assigns, agents, personal representatives, executors and administrators (collectively, the “Releasors”), to the fullest extent permitted by law, fully releases and discharges the Company and any and all of the Company’s predecessors, successors, subsidiaries, parents, branches, divisions, affiliates and related entities, and its and their respective present and former officers, directors, managers, supervisors, employees, attorneys, agents and representatives (collectively, the “Releasees”), from and with respect to any and all claims, actions, suits, liabilities, damages, debts, dues, sums of money, including attorneys’ or legal fees and costs and demands whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Releasors ever had or now have, at any time prior to the Effective Date of the Agreement (as defined below), including, without limitation, any claims arising out of, concerning or relating to your employment and/or separation from employment with the Company; this Agreement; the Prior Letter Agreement; compensation, wages, salary, stock options or other equity or equity-based awards, severance pay, contract pay, vacation pay, paid time off (PTO) pay, fringe and aggregate benefits, benefits allowances, bonuses, commissions, sick pay, personal leave pay, insurance, medical benefits, retirement benefits, welfare benefits or any other benefits of any kind or nature; any contract, whether oral or written, express or implied; tort, including defamation, libel, slander, negligent termination, wrongful discharge, or unpaid wages, whether intentional or negligent; any and all terms and conditions of employment, including, without limitation, hiring, training, recruiting, promotion, assignment, discipline or termination; common law or public policy; harassment, discrimination or retaliation; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker’s Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act, the Fair Credit Reporting Act, the Texas Labor Code, the Uniform Commercial Code, the United States Constitution, and the State of Texas Constitution, all as amended, if applicable; and other federal, state, county or municipal statutes, regulations or ordinances.

6.          ADEA Waiver. You acknowledge and agree that, by entering into this Agreement, you are waiving any and all rights or claims that you may have under the ADEA, which have arisen on or before the Effective Date of this Agreement (as defined below). You also expressly acknowledge and agree that:

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(a)          In return for this Agreement, you will receive consideration, i.e., something of value beyond that to which you were already entitled before entering into this Agreement;

(b)          You are hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and in fact did so;

(c)          You have twenty-one (21) days from the date on which you receive this Agreement within which to consider this Agreement (although you need not take all twenty-one (21) days and may choose to voluntarily execute this Agreement earlier); and

(d)          You have seven (7) days following the date that you execute this Agreement (the “Revocation Period”) in which to revoke this Agreement. To be effective, such revocation must be in writing and delivered to the Company (c/o Kal Malik, Chief Administrative Officer-General Counsel, Francesca’s Services Corporation, 8760 Clay Road, Houston, Texas 77080) within the Revocation Period. The day following the last day of the Revocation Period shall be the “Effective Date” of this Agreement, provided that you have not revoked this Agreement.

Nothing herein shall prevent you from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA. In addition, nothing in this Agreement shall prevent you from cooperating in any investigation by a governmental agency. You, however, hereby waive any right that you have to obtain an individual recovery if a governmental agency pursues a claim against the Company based on any actions taken by the Company up to the Effective Date of this Agreement.

7.          No Additional Compensation. You acknowledge and agree that, except as otherwise expressly provided in this Agreement, you have received all amounts due from the Company relating in any way to your employment with the Company, including, but not limited to, wages, salary, stock options or other equity or equity-based awards, severance pay, bonuses, commissions, fringe and aggregate benefits, benefits allowances, medical benefits, insurance, retirement benefits, welfare benefits, contract pay, sick pay, personal leave pay, vacation pay and/or paid time off (PTO) pay, and that no other amounts are due.

8.          Waiver. You acknowledge that you may hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. You, on behalf of yourself and the Releasors, agrees that if they initiate any claim in violation of this Agreement, they shall indemnify and hold harmless the Releasees from and against any such legal action (including payment of reasonable attorneys’ fees and costs actually incurred).

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9.          No Claims Filed. You warrant and represent that you have not filed, caused to be filed or presently are a party to any claim, complaint or action against the Company in any forum or form. You agree that you shall defend, indemnify and hold harmless the Company from and against any claim (including payment of reasonable attorneys’ fees and costs actually incurred, whether or not arbitration or litigation is commenced) based on, in connection with or arising out of any such claim filed.

10.         No Assignment. You warrant and represent that you have not assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any claim released under this Agreement. You agree that you shall defend, indemnify and hold harmless the Company from and against any claim (including payment of reasonable attorneys’ fees and costs actually incurred, whether or not arbitration or litigation is commenced) based on, in connection with or arising out of any such assignment or transfer made.

11.         Non-Admission; No Wrongdoing. You understand and agree that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company, and such liability is expressly denied. You further understand and agree that you shall not use this Agreement or the consideration hereunder as evidence of an admission of liability, as such liability is expressly denied. In addition, by signing this Agreement, you acknowledge that you are not aware of any wrongdoing or violation of any law, statute, regulation or policy by the Company.

12.         Permitted Conduct. Nothing in this Agreement shall prohibit or restrict you or the Company, or their respective attorneys, from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process (including notifying investors of your departure from the Company); or (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon your receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you must give prompt written notice, via overnight delivery, to the Company (c/o Kal Malik, Chief Administrative Officer-General Counsel, Francesca’s Services Corporation, 8760 Clay Road, Houston, Texas 77080) and wait at least ten (10) days, or until the expiration of the response period provided by the subpoena, court order or legal process if that period is shorter than ten (10) days, before responding to such subpoena, court order or other legal process, in order to permit the Company to protect its interests in confidentiality to the fullest extent possible. You acknowledge and agree, however, that you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding, except with respect to rights that arise under, or are expressly preserved by, this Agreement.

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13.         Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation. You agree that you shall be exclusively liable for the payment of all taxes that may be due as the result of any amounts payable pursuant to this Agreement, and you hereby represent that you will make payments of such taxes at the time and in the amount required of you. The Company makes no representations or warranties regarding your tax obligations or liabilities. You agree that, if you fail to comply with this Section 13, you will indemnify fully the Company from and against payment of any taxes, interest and/or penalties that are required of the Company by any government agency, at any time, as a result of payment of any amounts payable pursuant to this Agreement.

14.         Successors and Assigns. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. It is understood and agreed that your employment is with Francesca’s Services Corporation, a wholly owned subsidiary of Francesca’s Holdings Corporation. References herein to the “Company” shall include a reference to Francesca’s Services Corporation for all purposes, and this Agreement shall inure to the benefit of Francesca’s Services Corporation as well as Francesca’s Collection, Inc.

15.         Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED.

16.         Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Agreement. If any aspect of any restriction herein is too broad or restrictive to permit enforcement to its fullest extent, you and the Company agree that any court of competent jurisdiction shall modify such restriction to the minimum extent necessary to make it enforceable and then enforce the provision as modified.

17.         Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications respecting such subject matter, including the Prior Letter Agreement. This Agreement shall not be modified, amended or in any way altered except by written instrument signed by you and the Company’s Chief Executive Officer. A waiver by either party hereto of any rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

18.         Interpretation. The parties to this Agreement cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter.

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19.         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.         Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

21.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

22.         Voluntary and Knowing Agreement. By their authorized signatures below, the parties certify that they have carefully read and fully considered the terms of this Agreement, they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing and have in fact done so, they agree to all of the terms of this Agreement, they intend to be bound by such terms and to fulfill the promises set forth herein and they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

By:	/s/ Sei Jin Alt	8/14/2015
	Sei Jin Alt	Date

FRANCESCA’S COLLECTIONS, INC.,
FRANCESCA’ SERVICES CORPORATION

By:	/s/ Michael W. Barnes	8/14/2015
	Michael W. Barnes, President/CEO	Date

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ACKNOWLEDGMENT AND WAIVER

I, Sei Jin Alt, hereby acknowledge that I was given twenty-one (21) days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the twenty-one (21)-day period.

I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

EXECUTED on August 14, 2015, at	2:08 pm CST

Signed:	/s/ Sei Jin Alt

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EXHIBIT A

Restricted Stock Award Agreement

FRANCESCA’S HOLDINGS CORPORATION

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is dated as of August 14, 2015 by and between Francesca’s Holdings Corporation, a Delaware corporation (the “Corporation”), and Sei Jin Alt (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to the Francesca’s Holdings Corporation 2015 Equity Incentive Plan (the “Plan”), the Corporation hereby grants to the Participant, effective as of November 20, 2015 (the “Award Date”), a restricted stock award (the “Award”), upon the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Corporation and the Participant have entered into a transition agreement, dated August 14, 2015 (the “Transition Agreement”), and the Award is the award of restricted stock referred to in Section 1(c) of the Transition Agreement.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of 12,000 restricted shares of Common Stock of the Corporation (the “Restricted Stock”).

3. Vesting. Subject to the terms and conditions of this Award Agreement (including, without limitation, the terms of Section 8 below), the Award shall vest, and restrictions (other than those set forth in Section 8.1 of the Plan) shall lapse, in two (2) equal installments, with the first such installment to vest on the date that is six (6) months after the Award Date and the second such installment to vest on the first (1st) anniversary of the Award Date. The Board reserves the right to accelerate the vesting of the Restricted Stock in such circumstances as it, in its sole discretion, deems appropriate and any such acceleration shall be effective only when set forth in a written instrument executed by an officer of the Corporation.

4. Continuance of Employment or Service. The vesting schedule requires continued employment or service through the applicable vesting date as a condition to the vesting of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan. The parties understand and agree that “Consulting Services” (as defined in the Transition Agreement) actually performed by the Participant pursuant to the Transition Agreement shall constitute service for purposes of this Award Agreement.

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5. Dividend and Voting Rights. After the Award Date, the Participant shall be entitled to cash dividends with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested but shall not be entitled to voting rights with respect to the shares of Restricted Stock, provided that such rights to cash dividends shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 8 below; and provided, further, that the Participant agrees that promptly following any such forfeiture of the shares of Restricted Stock, the Participant will make a cash payment to the Company equal to the amount of any cash dividends received by the Participant in respect of any such unvested, forfeited shares. To the extent the shares are forfeited after the record date and before the payment date for a particular dividend, the Participant shall, promptly after the dividend is paid, make a cash payment to the Company equal to the amount of any such cash dividend received by the Participant in respect of such forfeited shares.

6. Restrictions on Transfer. Prior to the time that they have become vested pursuant to Section 3 or Section 7 of the Plan, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 9 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7. Stock Certificates.

(a) Book Entry Form. The Corporation shall issue the shares of Restricted Stock subject to the Award either: (a) in certificate form as provided in Section 7(b) below; or (b) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.

(b) Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Participant by the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend and any other legends the Corporation may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Francesca’s Holdings Corporation. A copy of such Agreement is on file in the office of the Secretary of Francesca’s Holdings Corporation.”

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(c) Delivery of Certificates Upon Vesting. Promptly after the vesting of any shares of Restricted Stock pursuant to Section 3 or Section 8 hereof or Section 7 of the Plan and the satisfaction of any and all related tax withholding obligations pursuant to Section 10, the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may result after giving effect to Section 10). The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation or its counsel may determine to be necessary or advisable in order to ensure compliance with all applicable laws, rules, and regulations with respect to the grant of the Award and the delivery of shares of Common Stock in respect thereof. The shares so delivered shall no longer be restricted shares hereunder.

(d) Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Award Agreement, the Participant shall deliver to the Corporation an executed stock power in the form attached hereto as Exhibit A, in blank, with respect to such shares. The Corporation shall not deliver any share certificates in accordance with this Award Agreement unless and until the Corporation shall have received such stock power executed by the Participant. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Corporation and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

8. Effect of Termination of Employment or Services. If the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary (the date of such termination of employment or service is referred to as the Participant’s “Severance Date”), the Participant’s shares of Restricted Stock (and related Restricted Property as defined in Section 9 hereof) shall, except as expressly provided below, be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 3 hereof or Section 7 of the Plan upon the Severance Date (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or disability). Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation as of the Severance Date, without any other action by the Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable). No consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 7(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

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9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments in accordance with such section in the number and kind of securities that may become vested under the Award. If any adjustment shall be made under Section 7.1 of the Plan or an event described in Section 7.2 of the Plan shall occur and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration, property or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property”, unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. To the extent that the Restricted Property includes any cash (other than regular cash dividends), such cash shall be invested, pursuant to policies established by the Administrator, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Administrator, the earnings on which shall be added to and become a part of the Restricted Property.

10. Tax Withholding. Subject to Section 8.1 of the Plan, upon any vesting of the Restricted Stock, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Stock, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such vesting at the minimum applicable withholding rates. In the event that the Corporation cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Stock, or in the event that the Participant makes or has made an election pursuant to Section 83(b) of the Code or the occurrence of any other withholding event with respect to the Award, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Stock or such Section 83(b) election or other withholding event.

11. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12. Plan. The Award and all rights of the Participant under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

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13. Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Award Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Award Agreement requires the consent of the Participant in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

17. Clawback Policy. The Restricted Stock is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock or other cash or property received with respect to the Restricted Stock (including any value received from a disposition of the Restricted Stock).

18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OUT OF OR RELATING TO THE PLAN OR THIS RESTRICTED STOCK AWARD AGREEMENT (INCLUDING THESE TERMS).

19. No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award or the making an election under Section 83(b) of the Code with respect to the Award. In the event the Participant desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Participant’s sole responsibility to do so timely. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

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IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

FRANCESCA’S HOLDINGS CORPORATION,
a Delaware corporation

By:	/s/ Michael W. Barnes

Print Name:	Michael W. Barnes

Its:	President & CEO

PARTICIPANT

/s/ Sei Jin Alt
Signature

Sei Jin Alt
Print Name

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CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Stock Award Agreement by Francesca’s Holdings Corporation, I, Brett Alt, the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated: _August 17th_______, 2015

/s/ Brett Alt
Signature of Spouse

Brett Alt
Print Name

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EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement between Francesca’s Holdings Corporation, a Delaware corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of _____________, 20__, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate ________ shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s) _____________________________________________ to which this instrument is attached, and hereby irrevocably constitutes and appoints _________________ ____________________________________ as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated _____________, ________

/s/ Sei Jin Alt
Signature

Sei Jin Alt
Print Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Corporation to exercise its sale/purchase option set forth in the Restricted Stock Award Agreement without requiring additional signatures on the part of the Individual.)